For the period ended April 30, 2001
File number 811-6391
Prudential Pacific Growth Fund, Inc.


SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	Annual and Special Meeting of Shareholders of
Prudential Pacific Growth Fund, Inc. were held on March
28th and April 25th, 2001. At these meetings the shareholders of the Fund approved the following resolutions:

1. To approve a new subadvisory agreement between PIFM and Jardine Fleming International Management Inc.
2. To permit PIFM to enter into or make material changes to subadvisory agreements without shareholder approval.
3. To approve an amendment to the Management Agreement to permit PIFM to allocate assets among affiliated and unaffiliated subadvisers.
4. As applicable, to approve changes to certain of a Fund s fundamental investment restrictions or policies, relating to the following: (a) fund diversification (b) issuing senior securities, borrowing money or pledging assets (c) buying and selling real estate (d) buying and selling commodities and commodity contracts (e) fund concentration (f) making loans (g) other investment restrictions relating to investing for control, investing in securities of other investment companies.

The voting was as follows:

						Votes For
	Votes Against

(1)						4,177,494
	187,537
(2)						3,143,581
	356,102
(3)						4,084,898
	271,142
(4)	a.					3,291,457
	208,361
	b.					3,212,004
	281,012
	c.					3,232,350
	271,127
	d.					3,208,753
	288,375
	e.					3,248,392
	234,198
	f.					3,171,756
	322,638
g.					3,211,768
	262,145